Exhibit 5.1

3000 Two Logan Square

Eighteenth and Arch Streets

Philadelphia, PA  19103-2799

215.981.4000

Fax 215.981.4750

February 13, 2020

Board of Directors of Baudax Bio, Inc.

490 Lapp Road

Malvern, Pennsylvania 19355

RE:  Securities Registered under Registration Statement on Form S-3

Ladies and Gentlemen:

We are acting as counsel to Baudax Bio, Inc., a Pennsylvania corporation (the “Company”), in connection with the Company’s issuance of up to $25,000,000 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), from time to time and at various prices in an “at the market offering” pursuant to that certain Sales Agreement, dated February 13, 2020 (the “Agreement”), by and between the Company and JMP Securities LLC (“JMP”). The Shares will be sold by the Company pursuant to the Company’s registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on December 6, 2019 and declared effective by the Commission on December 16, 2019 (the “Registration Statement”), a base prospectus dated December 16, 2019 (the “Base Prospectus”) and a prospectus supplement dated February 13, 2020 (together with the Base Prospectus, the “Prospectus”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the issuance of the Shares.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including pdfs). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the Pennsylvania Business Corporation Law of 1988, as amended. We express no opinion herein as to any other statutes, rules or regulations.

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www.pepperlaw.com

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Baudax Bio, Inc.

February 13, 2020

Based upon, subject to and limited by the foregoing, we are of the opinion that following: (i) issuance of the Shares pursuant to the terms of the Agreement and (ii) receipt by the Company of the consideration for the Shares specified in the resolutions of the Board of Directors, the Shares will be validly issued, fully paid, and nonassessable.

This opinion letter has been prepared for use in connection with the filing by the Company of an Annual Report on Form 10-K relating to the offer and sale of the Shares, which Form 10-K will be incorporated by reference into the Registration Statement and Prospectus, and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the above-described Annual Report on Form 10-K and to the reference to this firm under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.

Very truly yours,

/s/ PEPPER HAMILTON LLP

PEPPER HAMILTON LLP

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